Promissory Note

Date	April 1, 2014
Amount	$150,000.00

FOR VALUE RECEIVED, the undersigned, Sterling Seal & Supply, Inc., and Sterling Consolidated Corp., jointly and severally (hereinafter called the "Undersigned") promise to pay to the order of Marge Graham, her heirs, executors, administrators or assigns (hereinafter called the "Lender"), in lawful money of the United States of America, the sum of One Hundred and Fifty Thousand Dollars and 00/100ths ($150,000.00) Dollars and any additional moneys advanced by Lender as hereinafter provided, together with interest from the date hereof on the unpaid balance of principal at the rate of 5% per annum, as follows:

On the 1st day of October, 2014, the sum of $78,750.00, representing a principal payment of $75,000.00 and an interest payment of $3,750.00, and on the 1st day of October, 2015, the sum of $78,750.00, representing a principal payment of $75,000.00 and an interest payment of $3,750.00.

Any balance of principal or interest remaining unpaid on October 1, 2015 shall become due and payable on said date. In the event any installment payment due hereunder is not received by Lender within five (5) days after the date on which it is due and payable, then a delinquency charge in the amount of five (5%) percent of such installment shall in addition to such installment be and become due and payable. All payments to be made to Marge Graham at 85 Highland Avenue, West Alexander, Pennsylvania 15376, or elsewhere as shall be directed by Lender. The Undersigned may prepay this Note in whole or in part at any time without premium or penalty. No part prepayment shall excuse the payment of the next and subsequent installments as required until paid in full.

In case default be made for the space of thirty (30) days in the payment of any installment of principal or interest, or in the performance by the Undersigned of any of the other obligations of this Note, the entire unpaid balance of the principal debt, and all other sums paid by Lender to or on behalf of the Undersigned pursuant to the terms of this Note, together with unpaid interest thereon, shall at the option of Lender and without notice become immediately due and payable, and one or more executions may forthwith issue on any judgment or judgments obtained by virtue hereof. The failure on the part of any Lender hereof to exercise any of the rights hereunder shall not be deemed a waiver of any such rights or of any default hereunder or to prevent the exercise of said rights in the future.

The following shall constitute events of default under this Note:

a)                   The Undersigned shall fail to make any payment of any installment of interest or any other sum due under this Note when due or within thirty (30) days thereafter;

b)                   Any proceeding for attachment or garnishment or the like shall be commenced against the Undersigned by any creditor of the Undersigned or any guarantor of this Note;

c)                   A proceeding shall have been instituted in a court having jurisdiction of the premises seeking a Decree or Order for relief in respect of the Undersigned or any guarantor of this Note in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Undersigned or any such guarantor of for any substantial part of its property, or for the winding up or liquidation of its affairs, and such proceedings shall remain undismissed or unstaid and in effect for a period of sixty (60) consecutive days or such court shall enter a Decree or Order granting any of the relief sought in such proceeding;

d)                   The Undersigned or any guarantor of this Note shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an Order for relief and an involuntary case under any such law, or shall consent to the appointment of taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of itself, or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall admit in writing an inability to pay any of its debts as they become due, or shall take any action in furtherance of any of the foregoing.

This obligation shall bind the Undersigned and the Undersigned's heirs, executors, administrators, successors and assigns, and the benefits hereof shall inure to the payee hereof and Payee's heirs, executors, administrators and assigns. If this Note is executed by more than one person, the undertakings and liabilities of each shall be joint and several.

WITNESS the due execution hereof the day and year first above written.

Witnessed by:

(Seal)
Darren DeRosa, President Sterling Seal & Supply, Inc. Sterling Consolidated Corp.

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ACKNOWLEDGMENT

STATE OF NEW JERSEY                                          )

                                                                                       ) ss:

COUNTY OF_________________________     )

I, Darren DeRosa, whose name is signed to the attached or foregoing instrument, having been duly qualified according to law, do hereby acknowledge that I signed and executed the attached document; and that I signed it willingly; and that I signed it as my free and voluntary act for the purposes therein expressed.

Sworn to or affirmed and acknowledged before me by Darren DeRosa this ____ day of ___________, 2014.

__________________________________

Darren DeRosa

_________________________________

Notary Public

My Commission Expires:

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Promissory Note

From

Sterling Seal & Supply, Inc

and

Sterling Consolidated Corp.

To

Marge Graham

Donald B. Formoso, Esquire

East Beau Building

70 East Beau Street

Washington, PA 15301

(724) 222-4520

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